[Logo]FORUM
FINANCIAL GROUP            PORTLAND    SEATTLE    WARSAW    BERMUDA


                                                  August 15, 2002
Via EDGAR


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:                 Forum Funds
                    Remove Form N-14 EDGAR Filing Filed on August 14, 2002 File No. 333-98125

Dear Sir or Madam:

     Please  remove  Forum Funds' Form N-14 filing filed on August 14, 2002 with
accession  number  0001004402-02-000238.   It  was  submitted  under  the  wrong
submission header and will be refiled as a N-14/A filing on August 15, 2002.

                                                  Very truly yours,


                                                  /S/ Leslie K. Klenk
                                                  Leslie K. Klenk
                                                  Secretary